Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Aura Biosciences, Inc. for the registration of shares of its debt securities, common stock, preferred stock, units and warrants and to the incorporation by reference therein of our report dated March 30, 2026, with respect to the consolidated financial statements of Aura Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 11, 2026